Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated July 13, 2021

Registration No. 333-253049

Conditional Approval for Listing on NASDAQ

On July 7, 2021, Focus Universal Inc. received a conditional approval letter from NASDAQ to list our shares of common stock on the NASDAQ Capital Market (“NASDAQ”) under the symbol “FCUV.” Final approval of the listing is subject to the Company fulfilling any remaining conditions as required by Nasdaq. The Company expects to satisfy all of the requirements and expects to begin trading on NASDAQ. The Company will continue to trade on the OTCQB until the NASDAQ listing.

About Focus Universal

Focus Universal Inc. (OTCQB:FCUV) is a Universal Smart Instrumentation Platform (USIP) developer and Universal Smart Device (USD) manufacturer for the Internet of Things (IoT) market. The company has developed four fundamental disruptive proprietary technologies to solve the most fundamental problems plaguing the IoT industry: (1) Universal Smart Instrumentation Platform; (2) Universal Automated User Interface Software; (3) Ultra Narrowband Power Line Communications; (4) Ultra Narrowband Wireless Communication; We believe these four technologies combine to solve the most fundamental problems facing the IoT industry.

Forward-Looking Statements

This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events. Words such as “may”, “should”, “expects”, “intends”, “plans”, “believes”, “anticipates”, “hopes”, “estimates” and variations of such words and similar expressions are intended to identify forward-looking statements. Forward-looking statements may include, without limitation, statements regarding the Company’s anticipated uplist to NASDAQ. These statements involve known and unknown risks and are based upon a number of assumptions and estimates, which are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the Company’s operating or financial results; the Company’s liquidity, including its ability to service its indebtedness; competitive factors in the market in which the Company operates; shipping industry trends, including charter rates, vessel values and factors affecting vessel supply and demand; future, pending or recent acquisitions and dispositions, business strategy, areas of possible expansion or contraction, and expected capital spending or operating expenses; risks associated with operations outside the United States; and other factors listed from time to time in the Company’s filings with the SEC, including the Registration Statement and its most recent annual report on Form 20-F. The Company’s filings can be obtained free of charge on the SEC’s website at www.sec.gov. Except to the extent required by law, the Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

For more information, visit www.focusuniversal.com.

Contact Information

Desheng Wang

626-272-3883

IR@focusuniversal.com

Investor Relations:

The Blueshirt Group, for Focus Universal

Lauren Sloane Lauren@blueshirtgroup.com